UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________________
FORM 8-A/A

AMENDMENT NO. 2 TO
REGISTRATION STATEMENT ON FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

KEY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

OREGON	93-0822509
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

150 Avery Street
Walla Walla, Washington 99362
(Address of principal executive offices) (Zip Code)

(509) 529-2161
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: N/A

(Title of each class to be so registered)	(Name of each exchange on which each class is to be registered)
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: (If applicable)
N/A
Securities to be registered pursuant to Section 12(g) of the Act: None.
N/A
(Title of Class)
EXPLANATORY NOTE
This Form 8-A/A is filed by Key Technology, Inc. (the “Company”) to reflect the expiration of the preferred stock purchase rights registered on the Form 8-A filed by the Company on June 24, 1998, as amended.

Item 1.	Description of Registrant’s Securities to be Registered.
Item 1 is hereby amended and supplemented as follows:
At 5:00 P.M. Pacific time, on November 13, 2017, the “Final Expiration Date” occurred under the Second Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of November 13, 2007, as amended, between the Company and American Stock Transfer & Trust Company as Rights Agent. As a result, the Rights Agreement and the rights associated with the outstanding shares of the Company’s common stock, no par value, pursuant to the Rights Agreement expired by their respective terms, and each share of the Company’s common stock is no longer accompanied by a right to purchase, under certain circumstances, one one-thousandth of a share of Series A Junior Participating Preferred Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TECHNOLOGY, INC.

/s/ Jeffrey T. Siegal
Jeffrey T. Siegal
Senior Vice President and Chief Financial Officer

Dated: November 17, 2017